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                                                                     EXHIBIT 2.1

                 PLAN OF MERGER UNDER NRS CHAPTER 78 OF MERGING
                   OF JIM SAXTON, INC., A NEVADA CORPORATION,
                 INTO SAXTON INCORPORATED, A NEVADA CORPORATION

               1. Merger. JIM SAXTON, INC., a Nevada corporation ("Merging Corporation"), whose address is 5420 W. Sahara Ave., #201, Las Vegas, NV 89102, shall be merged (the "Merger") into SAXTON INCORPORATED, a Nevada corporation ("Surviving Corporation"), whose address is 5420 W. Sahara Ave., #201, Las Vegas, NV 89102. Surviving Corporation shall be the surviving corporation of the Merger.

               2. Terms and Conditions. The terms and conditions of the Merger are as follows:

                    a. Merging Corporation shall be merged into Surviving Corporation in accordance with the procedures set forth in Sections 1 through 59 of Senate Bill No. 433, to be codified in Title 7 of Nevada Revised Statutes.

                    b. The articles of incorporation and bylaws of Surviving Corporation in effect on the Effective Date shall be the articles of incorporation and the bylaws of the surviving corporation under this Merger. The directors and officers of Surviving Corporation on the Effective Date shall be the directors and officers of the surviving corporation under this Merger.

                    c. On the Effective Date, any outstanding shares of Merging Corporation stock which are then owned by Surviving Corporation shall be void, and each other outstanding share of Merging Corporation stock shall be converted into one thousand nine hundred sixteen (1,916) shares of Surviving Corporation common stock (the "Conversion Rate"), fully paid and nonassessable.

               3. Manner of Exchange. The manner and basis of converting shares of Merging Corporation stock into shares of Surviving Corporation stock shall be as follows:

                    a. The outstanding shares of Surviving Corporation stock shall not be changed or converted as a result of the Merger, and following the Effective Date, all shares of Surviving Corporation then authorized shall remain authorized shares of Surviving Corporation, and all shares of Surviving Corporation then outstanding shall remain outstanding, and shall be fully paid and nonassessable by Surviving Corporation, and shall be subject to all the provisions of this Plan.

                    b. On the Effective Date, each common share of Merging Corporation stock which is then owned of record by Surviving Corporation shall be void.


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                    c.  On the Effective Date, each issued and outstanding
share of Merging Corporation stock, other than any shares owned by Surviving Corporation, shall be converted into one thousand nine hundred sixteen (1,916) issued and outstanding shares of Surviving Corporation common stock. Each such holder of outstanding common shares of Merging Corporation, upon the surrender to Surviving Corporation of one or more certificates of such shares for cancellation, shall be entitled to receive one or more certificates for a number of shares of Surviving Corporation common stock equal to the number of surrendered shares multiplied by the Conversion Rate. Until so surrendered, each such certificate representing outstanding shares of Merging Corporation stock shall represent a like number of shares of Surviving Corporation multiplied by the Conversion Rate, for all corporate and legal purposes, subject only to the rights of dissenting stockholders under applicable law.

               4. Stockholder Approval. Upon approving this Plan, the board of directors of Surviving Corporation and Merging Corporation shall each submit and recommend this Plan for approval by its respective stockholders. Each stockholder meeting shall be noticed and held on or before December 31, 1995.

               5. Effective Date. The Merger shall become effective upon the later of (a) filing of articles of merger by Surviving Corporation with the Secretary of State, or (b) December 31, 1995 (the "Effective Date").

               6. Conditions to Merger. Anything to the contrary in this Plan notwithstanding, the Merger shall not be made effective if, prior to the Effective Date, (i) the boards of directors of Surviving Corporation and Merging Corporation elect that the Merger be abandoned, (ii) a sufficiently large number of Merging Corporation stockholders shall have asserted the rights of dissenting stockholders under Nevada law so as to render it inadvisable, in the sole opinion of the board of directors of Surviving Corporation, to proceed with the Merger, or (iii) if any material litigation shall be pending or threatened against or affecting Surviving Corporation or Merging Corporation, or either's respective assets, or the Merger, which in the judgement of the board of directors of either Surviving Corporation or Merging Corporation renders it inadvisable to proceed with the Merger. If the board of directors of Surviving Corporation or Merging Corporation elects that the Merger shall not be made effective as provided under this Paragraph 6, notice shall be given to the other, and then, or upon the election of both such boards of directors that the Merger shall not be made effective as provided in (i) of this Paragraph 6, this Plan shall become void and of no effect, and there shall be no liability on the part of Surviving Corporation or Merging Corporation, or the board of directors or stockholders of either.

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               7.   Distribution of New Shares. If the Merger becomes effective,
Merging Corporation authorizes Surviving Corporation to take or cause to be taken such steps as Surviving Corporation may deem necessary or advisable in order to effect the distribution, on the basis and terms specified in this Plan, of Surviving Corporation's share certificates which holders of Merging Corporation shares shall be entitled to receive under the terms of the Merger.

               8. Assumption of Obligations and Liabilities. Upon effectuation of the Merger, Surviving Corporation shall be deemed to have assumed, accepted and ratified all of the obligations, debts and liabilities of Merging Corporation in effect as of the Effective Date including, without limiting the generality of the foregoing, the obligations of Merging Corporation under the options to purchase an aggregate of 130.3 shares of common stock of Merging Corporation granted by its board of directors as of December 29, 1994 (the "1994 Options"). Each 1994 Option outstanding as of the Effective Date shall survive the Merger and shall remain in full force and effect; provided however, that upon the Effective Date (a) shares issued in connection with the exercise of any such option shall be shares of common stock of Surviving Corporation, and (b) the number of shares exercisable pursuant to any such option shall be multiplied by the Conversion Rate. As soon as practicable following the Effective Date, the Profit Sharing Plan for Employees of Jim Saxton, Inc. (the "JSI Profit Sharing Plan") shall be merged into the Saxton Incorporated Employees Stock Ownership Plan (the "Saxton ESOP") and the assets held in the JSI Profit Sharing Plan Trust shall be transferred to the Saxton ESOP Trust.

               9. Further Documents. To the extent permitted by law, from time to time, as and when requested by Surviving Corporation or by its successors or assigns, Merging Corporation shall execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as Surviving Corporation may deem necessary or desirable, in order to vest in and confirm to Surviving Corporation, title to and possession of any property of Merging Corporation acquired by reason of or as a result of the Merger, and otherwise to carry out the intent and purposes of this Plan, and the proper officers and directors of Merging Corporation and the proper officers and directors of Surviving Corporation are fully authorized in the name of Merging Corporation or otherwise to take any and all such action.

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Approved                                           Approved

SAXTON INCORPORATED, a                             JIM SAXTON, INC., a

Nevada corporation                                 Nevada corporation

By:/s/James C. Saxton                              By:/s/James C. Saxton
   ---------------------------                        --------------------------
      James C. Saxton                                    James C. Saxton
      President                                          President

Date: December 26, 1995                            Date: December 26, 1995



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